Filed pursuant to Rule 424(b)(3)
Registration Number 333-152700

Prospectus Supplement No. 2

to Prospectus dated May 14, 2010

TREE.COM, INC.

3,678,664 Shares of Common Stock, Par Value $0.01 Per Share

This prospectus supplement no. 2 supplements and amends information in the prospectus dated May 14, 2010, as supplemented and amended by prospectus supplement no. 1 dated August 10, 2010 (together, the “Prospectus”). You should read this prospectus supplement in conjunction with the Prospectus, and this supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Report on Form 8-K as filed with the Securities and Exchange Commission on September 1, 2010.

As indicated under “Risk Factors” on page 2 of the Prospectus, in reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A, and as set forth beginning on page 51 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

This date of this prospectus supplement is September 8, 2010.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2010

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On August 30, 2010, Tree.com, Inc. (the “Company”) entered into and consummated a Share Exchange Agreement (the “Share Exchange Agreement”) with Douglas R. Lebda, the Company’s Chairman and Chief Executive Officer.  Pursuant to the Share Exchange Agreement, Mr. Lebda exchanged 2,902.33 currently outstanding shares of Series A Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of LendingTree Holdings Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Subsidiary”), owned by him, together with $1,055,932 in accrued and unpaid dividends in respect of such shares, for a total of 534,900 newly-issued shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).  The Preferred Stock has a liquidation preference of $1,000 per share and cumulative cash dividends accrue on the Preferred Stock at the rate of 12% of the liquidation preference per share per year and unpaid dividends compound at a rate per annum equal to the dividend rate.  The value of the Common Stock issued to Mr. Lebda pursuant to the Share Exchange Agreement was $3,958,260 and was determined based on the closing price on the Nasdaq Global Market on the trading day preceding the closing of the Exchange.  The Share Exchange Agreement is attached hereto as Exhibit 10.1.

Item 3.02.              Unregistered Sales of Equity Securities.

Reference is hereby made to the issuance of Common Stock of the Company to Douglas R. Lebda pursuant to the Share Exchange Agreement as described in Item 1.01 above.  The issuance of the Common Stock was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Share Exchange Agreement, dated August 30, 2010, between Tree.com, Inc. and Douglas R. Lebda

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 1, 2010

TREE.COM, INC.

By:	/s/ Christopher R. Hayek
Christopher R. Hayek
Senior Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Share Exchange Agreement, dated August 30, 2010, between Tree.com, Inc. and Douglas R. Lebda